EXHIBIT 10.2

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AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this "Agreement") is entered into as of February 15th, 2017 between M2 nGage Group, Inc., f/k/a Roomlinx, Inc. a Nevada Corporation (the "Company" see definition, Section 16), and SAB Management LLC (the "Consultant"), which currently has an address at 80 Old Tappan Road, Old Tappan, New Jersey 07675.

WHEREAS, the Company and Consultant are parties to a Consulting Agreement, dated March 24th, 2015, ("First Agreement") whereby the Consultant renders services to the Company;

WHEREAS, the Company and Consultant desire to amend and restate the terms of the First Agreement in contemplation of a pending corporate transaction.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. EFFECTIVE DATE AND CONSULTING TERM: This Agreement is a binding agreement between the Company and Consultant and shall be effective on the date first written above (the "Effective Date"), provided that, in the event that the proposed merger or similar transaction as set forth in the following sentence does not close or is not consummated, then the First Agreement shall remain in full force and effect until further amended, terminated or the expiration thereof. The terms and conditions of this Agreement shall commence upon the closing or consummation of a merger, acquisition or similar transaction between the Company and Converge Direct LLC or a similar Company and shall remain in effect for a six-year (6) term to June 30th, 2023 (the "Consulting Term") from the date of closing (the "Closing") of such transaction, unless the Consulting Term shall be earlier terminated in accordance with Section 7 or 8 below. Each twelve-month period commencing on the Closing and ending six years from the date of Closing during the Consulting Term shall be referred to herein as a "Year" and this agreement should automatically renew for a two year (2) period, unless cancelled by either party with written notice 90 days prior to such transaction.

2. POSITION AND DUTIES: During the Consulting Term, the Consultant shall, at the request of the Company's Chairman of the Board, Chief Executive Officer and/or its Board of Directors, as the case may be, render consulting services to the Company in the capacity as "Managing Director" head of business development, strategic planning, product development and general business and financial matters. During each Year of the Consulting Term, the Consultant shall not be required to devote more than 2,000 hours to the rendering of consulting services hereunder. Services to be rendered by the Consultant shall be performed by Andrew Bressman, unless otherwise agreed to and, notwithstanding anything to the contrary set forth herein, the term "Consultant" shall mean Andrew Bressman as the context may require.

3. LOCATION: The Consultant's consulting services shall be rendered at the Company's principal executive offices or at any other mutually agreeable location. The Company shall be required to provide the Consultant with executive office space (similar to other executives of the

Company) and support services in connection with the rendering of consulting services hereunder at the Company's expense.

4. COMPENSATION: The Company shall compensate the Consultant as follows:

a. Consulting Fees: During the Consulting Term, the Consultant (or Andrew Bressman as representative of the Consultant) will be paid the sum of \$650,000 per Year. The Consultant's fees shall be payable semi-monthly in equal installments the same day as the Company's regular payroll is paid (any payments due for partial months shall be pro-rated accordingly), via direct deposit or wire into Consultant's bank of choice. In the event of any default in the payment of any of the fees by the Company to the Consultant as described in this sub-section, which for purposes of this Agreement shall mean a delay of five or more days in payment, the amount due and owing will accrue interest at the rate of twelve (12%) percent per annum and for the avoidance of any and all doubt, the Company waives any and all defenses including, but not limited to, usury.

Discretionary Bonus. Consultant shall also be eligible to earn annual variable compensation, the amount of which will be set by the Company's Compensation Committee. The bonus for any calendar year shall be awarded at the sole discretion of the Compensation Committee of the Company based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee.

b. Expenses: During the Consulting Term, the Company shall reimburse the Consultant (or Andrew Bressman as representative of the Consultant) for all business expenses reasonably incurred by the Consultant in the performance of consulting services hereunder upon submission to the Company of appropriate documentation in respect of such expenses. These expenses shall be reimbursed twice a month on the 15th and 30th of the month. If the Consultant is going to be taking a business trip that will exceed \$2,000, the Company will pre pay the expenses and the Consultant will give the supporting documentation upon completion of any such trip.

c. Auto Allowance: In accordance with the Company's payroll practices, but no less frequently than the last day of each month during the Consulting Term, the Company shall pay to Consultant (or Andrew Bressman as representative of the Consultant) an automobile allowance of two thousand five hundred dollars (\$2,500) per month during the Consulting Term. Such auto allowance shall be paid via wire transfer to Consultant's bank of choice on the last day of each month during the Consulting Term.

d. Benefits: During the Consulting Term, Andrew Bressman, as representative of the Consultant, shall be entitled to participate in any and all employee benefits that other executives have (e.g., group health insurance, vacation, sick leave, severance, retirement plans, disability plans, equity plans and or 401(k) participation/Company matching) with the Company.

e. Perquisites: The Company shall provide Andrew Bressman, as representative of the Consultant, at the Company's expense, all perquisites, including health insurance for his family. For the avoidance of any and all doubt, Andrew Bressman and his family will be enrolled in the Company's health plan at the Company's expense and will pay the COBRA for twenty four

months following the expiration of this Agreement or if the Consultant is no longer providing consulting services to the Company for any reason.

f. Cell Phone and Internet Allowance: In accordance with the Company's expense reimbursement practices, but no less frequently than monthly, the Company shall reimburse Andrew Bressman, as representative of the Consultant, for his monthly cell phone bill and monthly internet bill, upon submission of appropriate documentation from the Consultant (or Andrew Bressman).

g. Warrants; Restricted Stock: The Company shall issue Consultant (or Andrew Bressman as representative of the Consultant) warrants to purchase Seventeen Million Five Hundred Thousand shares (17,500,000) of common stock of the Company. The warrants shall have a 10-year term from issuance and shall be exercisable on cashless basis at $.05 per share. Fifty percent (50%) of such warrants shall vest on November 1st, 2017 and the remaining fifty percent (50%) of such warrants shall vest on May 1st, 2018. The public stock price of the Company as listed on a national stock exchange must be a minimum of $0.03 per share at the close of trading at the time of vesting. If the stock price is not at this minimum price, then the Consultant's warrants shall not vest, until such time as the stock reaches that level. If the Company terminates this Agreement for any reason other than cause, all of Consultant's warrants shall fully vest immediately and are non-forfeitable. The Common Stock underlying the warrants shall be registered with the Securities and Exchange Commission at the Company's expense on the next available registration statement and the warrants shall be exercisable on a cashless basis.

5. INDEPENDENT CONTRACTOR: During the Consulting Term, the Consultant shall be an independent contractor and may also be an employee of the Company. However, regardless of services that may be provided as an employee, the Consultant shall be responsible for payment of all taxes for remuneration received under this Consulting Agreement.

6. EFFORTS: The Consultant shall devote reasonable efforts and attention in rendering the services hereunder.

7. VOLUNTARY TERMINATION: The Consultant may voluntarily terminate this Agreement for any reason upon by providing the Company with 30 days' prior written notice. In the event Consultant voluntarily terminates this Agreement, the Consultant shall be entitled to no further compensation from the Company other than in respect of (a) any monthly installment of consulting fees earned, but not yet paid as of the effective date of termination, (b) the reimbursement of expenses in accordance with Section 4(b), (c) the Company shall pay for twenty four months (24 months) of COBRA insurance for Andrew Bressman, as representative of the Consultant, and his family, and (d) Consultant shall be entitled to retain all vested warrants, options or other equity grants.

8. OTHER TERMINATION: The Consultant's consultancy may be terminated by the Company in the event of Andrew Bressman's death or disability (as defined below) or for Cause (as defined below). Upon any termination for Cause under this Section 8, the Consultant shall be paid twenty-four months (24 months) of severance payments under this Agreement as well as all vested warrants under Section 4(g). **For the avoidance of any and all doubt, upon any other**

termination to this Agreement, the Consultant is entitled to the full term of this agreement, his full benefits, warrants (which immediately vest on a cashless basis as set forth in Section 4(g) above) or options and other compensation or benefits for the entire Consulting Term and the Company waives any and all defenses under this Section 8. For purposes of this Agreement, (a) "disability" means the Consultant's inability to perform services for any consecutive 120-day period as a result of a physical and/or mental impairment and (b) "for cause" means a termination of the Consultant's consultancy by the Company for any of the following reasons: (i) the Consultant's willful and continued refusal to perform any duty (via his job description) reasonably assigned to him in accordance with the provisions of this Agreement and not cured within 30 business days following written notice from the Board of Directors to the Consultant of such breach; (ii) any breach of this Agreement by the Consultant, not cured within 30 business days following written notice from the Company's Board of Directors to the Consultant of such breach.

9. NON-SOLICITATION: During the period from the Effective Date through the end of the Consulting Term (or from the earlier date of termination) and for a three month period thereafter, the Consultant will not, directly or indirectly, recruit, induce or otherwise attempt to persuade any person who is now, or who subsequently becomes an employee, sales representative or consultant of the Company to terminate his or her relationship with the Company.

10. CONFIDENTIALITY: The Consultant shall not, commencing on the Effective Date and at all times thereafter, directly or indirectly, communicate or divulge to, or use for the Consultant's own benefit or for the benefit of any other person, or entity, any of the Company's trade secrets, proprietary data and confidential information (including, without limitation, nonpublic information pertaining to or derived from (i) meetings or deliberations of the Company's Board of Directors (or any committee thereof) and (ii) discussions with any officer or employee or former officer or employee of the Company, member or former member of the Company's Board of Directors or any current of former agent or attorney of the Company) communicated to or otherwise learned or acquired by the Consultant in the course of his service hereunder or in the course of his service on the Company's Board of Directors.

11. LEGAL FEES AND LIABILITY INSURANCE: The Company shall fully cover Consultant and Andrew Bressman individually under directors and officers (D&O) liability insurance both prior, during and after the Consulting Term for three years, while any potential liability exists, in the same amount and to the same extent, as the Company covers its other officers and directors. For the avoidance of any and all doubt, the Consultant and Andrew Bressman individually shall be fully and completely indemnified against any action, claim or threat of a claim by anyone whatsoever prior, during and after his Consultancy with the Company.

The Company shall also, both prior, during and after the Consultancy Term, fully and completely indemnify and hold harmless Consultant and Andrew Bressman individually with regard to any and all claims, debts, liabilities, demands, obligations, actions, or causes of action, whether arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, apparent or concealed and any actions or inactions taken by Consultant in the performance of his duties as an officer, director, manager and employee of the Company and

all of its affiliates or as a fiduciary of any kind whatsoever and as a fiduciary of a benefit plan of the Company and its affiliates. For the avoidance of any and all doubt, in the event of any litigation, investigation or any other matter naming the Consultant or Andrew Bressman individually, the Company will pay one hundred percent (100%) of the Consultant's or Andrew Bressman's legal fees, including any retainers required, with an attorney or attorneys of the Consultant's or Bressman's choice immediately. For the avoidance of any and all doubt, the Company will also pay one hundred percent (100%) of the Consultant's legal fees, including a retainer immediately to enforce this Agreement with an attorney of Consultant's choice. For the avoidance of any and all doubt, the Company will also pay for one hundred percent (100%) of any required settlement payments related to any litigation matters naming the Consultant and or Andrew Bressman.

12. MUTUAL RELEASE: The Consultant and Andrew Bressman on behalf of himself and his successors, assigns and heirs and on behalf of each person or entity claiming through any of them, and the Company, on behalf of itself and its affiliates, their respective successors and assigns and each person or entity claiming through any of them, hereby forever relieves, releases and discharges the other (and, as applicable, any released party's successors, predecessors, assigns, heirs, agents, directors, officers and employees) from any and all claims, debts, liabilities, demands, obligations, actions, or causes of action, whether arising out of acts or omissions occurring before the Effective Date, whether known or unknown, suspected or unsuspected, accrued or un-accrued, foreseen or unforeseen, apparent or concealed; provided, however, that nothing herein shall be deemed to release (i) the Company or the Consultant in connection with their respective rights and obligations under this Agreement or any stock option or warrant agreement, (ii) the Consultant's rights to indemnification or reimbursement under the Company's by-laws, articles of incorporation, director's and officers' liability insurance policies or indemnification agreements and (iii) the Consultant's rights to reimbursement of expenses incurred in respect of his service on the Company's Board of Directors.

The Consultant and the Company waive any rights to the full extent that they may lawfully waive such rights pertaining to this release, and affirm that they are releasing all known and unknown claims that they have or may have against any of the parties referred to in this Section 12, as of the Effective Date.

13. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of the Consultant's relationship with the Company, this Agreement, or the termination of the consultancy with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), any dispute or claim shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Newark, New Jersey. The Consultant and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried by a judge or jury. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (a) the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information or (b) the Consultant's actual or alleged breach of Sections 9 and 10 above. For the avoidance of all doubt, the Company will pay for the Consultant's legal fees to

enforce this Agreement and the Company waives any and all defenses with regard to this Agreement.

14. SEVERABILITY: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15. ASSIGNMENT: This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except for the avoidance of any and all doubt, any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. The Company will assign this Agreement to a corporation succeeding to substantially all of the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise. As used herein, "successor" shall mean any person, firm, corporation, LLC or any other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires any, all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. The Company may not otherwise assign this Agreement, without written consent from the Consultant. For avoidance of any and all doubt, this agreement is a binding contractual agreement on the Company and the Company waives any and all defenses to cancelling or not paying this agreement any way what so ever.

16. ENTIRE AGREEMENT: This Agreement represents the entire agreement and understanding between the Company (for purposes hereof, the term "Company" as used in this Agreement means and includes not only M2 nGage Group, Inc., (f/k/a Roomlinx, Inc.) but also any subsidiary, parent or affiliated corporation of M2 nGage Group, Inc., its assignees and or any successors (Converge Direct LLC, Troika Design Group, Inc., its subsidiaries and any affiliates) and Consultant concerning Consultant's relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Consultant's relationship with the Company entered into prior to the date hereof, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter. For the avoidance of doubt, the First Agreement shall be deemed terminated and of no force or effect, without any further obligation on the part of either party, upon the Closing and this agreement shall replace it.

17. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Consultant and an authorized officer of the Company.

18. EACH PARTY THE DRAFTER: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

19. GOVERNING LAW: This Agreement shall be interpreted in accordance with and governed by the laws of the State of New Jersey without reference to the conflict of laws principles thereof or of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

M2 nGage Group, Inc. (f/k/a Roomlinx, Inc.)

By: ______________________
Name: Michael Tarone
Title: General Counsel

Consultant

SAB Management LLC

By: ______________________
Andrew Bressman

579847v.2

Amendment to Consulting Agreement

THIS AMENDMENT TO CONSULTING AGREEMENT (this "Amendment") is made and entered into effective as of August 8, 2017 (the "Amendment Effective Date"), by and between M2 nGage group, Inc., a Nevada corporation (the "Company") (DBA – Troika Media Group, Inc.), and SAB Management, LLC (the "Consultant" and, together with the Company, the "Parties").

Whereas, the Company and Consultant entered into that certain Consultant Agreement (the "Agreement") dated as of February 15, 2017, as amended, and

Whereas, the Parties desire to amend the Agreement in the manner reflected herein, and

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Section 3(b): Is hereby amended by increasing the warrant amount from Seventeen Million Five Hundred Thousand (17,500,000) warrants to Twenty-one Million (21,000,000) warrants.

2. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term "Agreement" in this Amendment or the original Agreement shall include the terms contained in this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Consulting Agreement effective as of the Amendment Effective Date.

M2 nGage Group, Inc. (DBA – Troika Media Group, Inc.)

By: ______________________________

Name: Michael Tenore

Title General Counsel

SAB Management, LLC.

Andrew Bressman
____

SECOND AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT (this "Amendment") is made and entered into effective as of April 16, 2018 (the "Amendment Effective Date") by and between Troika Media Group, Inc. f/k/a M2 nGage Group, Inc., a Nevada Corporation (the "Company") and SAB Management, LLC. (the "Consultant" and, together with the Company, the "Parties").

WHEREAS, the Company and Consultant entered into that certain Consultant Agreement (the "Agreement") dated as of February 15, 2017, as amended; and

WHEREAS, the Parties desire to amend the Agreement in the manner reflected herein in consideration for Consultant's recent acquisition efforts for the Company; and

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the Parties intending to be legally bound hereby agree as follows, effective as of the Amendment Effective Date:

1. Section 3 (b) of the Amended Agreement is hereby amended by increasing the warrant amount from 21,000,000 to 30,000,000 warrants.

Counterparts. This amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment all references to the term "Agreement" in this Amendment or the original Agreement, as amended, shall include the terms contained in this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment:

Troika Media Group, Inc.	**SAB Management, LLC**
DocuSigned by: /s/ Michael S. Tenore 55725E6F149D452...	
Name: Michael S. Tenore	**Name:**
Title: Secretary/General Counsel	**Title:**

THIRD AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT (this "Amendment") is made and entered into effective as of June 5, 2018 (the "Amendment Effective Date") by and between Troika Media Group, Inc. f/k/a M2 nGage Group, Inc., a Nevada Corporation (the "Company") and SAB Management, LLC. (the "Consultant" and, together with the Company, the "Parties").

WHEREAS, the Company and Consultant entered into that certain Consultant Agreement (the "Agreement") dated as of February 15, 2017, as amended; and

WHEREAS, the Parties desire to amend the Agreement in the manner reflected herein in consideration for Consultant's recent acquisition efforts for the Company; and

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the Parties intending to be legally bound hereby agree as follows, effective as of the Amendment Effective Date:

1. The Consulting Term in Section 1 is hereby extended to December 31, 2024.

2. Transaction Bonus: Should the Company close a corporate acquisition(s) (either of stock or assets) in excess of $10,000,000, the Company shall pay to Consultant a per transaction bonus in the amount of $225.000.00 in consideration for Consultant's assistance in closing each such transaction ("Transaction Bonus"). Such Transaction Bonus(es) shall be paid within sixty (60) days of the closing of such transaction(s).

Counterparts. This amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment all references to the term "Agreement" in this Amendment or the original Agreement, as amended, shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment:

Troika Media Group, Inc.	**SAB Management, LLC**
	Andrew Bressman
Name:	**Name:** ANDREW BRESSMAN
Title:	**Title:** 6/5/18